Exhibit 10.14

Separation and Release Agreement

SEPARATION AND RELEASE AGREEMENT entered into as of this 22nd day of October, 2007 (the “Agreement”) by and among Hologic, Inc., a Delaware corporation with its principal place of business at 35 Crosby Drive, Bedford, Massachusetts 01730 (“Hologic”), Cytyc Corporation, a Delaware corporation with its principal place of business at 250 Campus Drive, Marlborough, Massachusetts 01752 (“Cytyc”), and Daniel J. Levangie, an individual having his principal residence at 120 Commonwealth Avenue, Apt. 4, Boston, Massachusetts 02116 (the “Executive”).

RECITAL

WHEREAS, in connection with the execution and delivery of that certain Agreement and Plan of Merger by and among Hologic, Nor’easter Corp., a Delaware corporation (“Nor’easter”) and Cytyc Corporation, dated as of May 20, 2007 (the “Merger Agreement”), pursuant to which Cytyc, subject to satisfaction or waiver of the conditions set forth therein, has agreed to merge with and into Nor’easter (the “Merger”);

WHEREAS, Executive and Cytyc entered into that certain Change of Control Agreement, as amended, dated July 23, 2003 (the “Cytyc Change of Control Agreement”);

WHEREAS, Executive and Hologic have entered into that certain Amended and Restated Retention and Separation Agreement dated August 17, 2007 (the “Retention Agreement”), subject to and effective upon the consummation of the Merger;

WHEREAS, Executive and Hologic entered into that certain Intellectual Property Rights and Noncompetition Agreement, dated August 17, 2007 (the “Noncompetition Agreement”);

WHEREAS, Executive and Hologic entered into a certain Amended and Restated Change of Control Agreement, dated August 17, 2007 (the “Hologic Change of Control Agreement”); and

WHEREAS, Executive and Cytyc desire to reach a mutual understanding and acceptance of the terms and conditions related to Executive’s resignation from employment with Cytyc, effective as of the closing of the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:

1. Separation Date. Executive shall cease to be an employee of Cytyc immediately prior to the Effective Time (as such term is defined in the Merger Agreement) of the Merger (the “Separation Date) and shall not become an employee of Hologic; provided that this Release Agreement is not revoked in accordance with Section 8 herein. The Executive shall execute and deliver a letter of resignation to Cytyc in substantially the form attached as Exhibit A hereto and dated as of the Separation Date.

2. Severance. In consideration of Executive’s accepting and not revoking this Release Agreement:

(a) In addition to all other amounts payable to Executive by law (including, without limitation, final wages and accrued but unused vacation), Cytyc shall pay Executive a lump sum payment equal to $3,840,644.00 upon expiration of the revocation period described in Section 8. The payments indicated in this Section 2 hereof shall be net of all other withholdings required by law, including, without limitation, applicable federal and state taxes and shall be in lieu of, and full satisfaction thereof and any and all payments due pursuant to Section 6.1 of the Retention Agreement and Section 2 of the Cytyc Change of Control Agreement. The Executive agrees and acknowledges that in no event is he entitled to payment of a Retention Bonus or issuance of Restricted Stock Units under Sections 3 and 3.1, respectively, of the Retention Agreement. The Company and Executive agree that the payment due the Executive under Section 2(a)(i)(B) of the Cytyc Change of Control Agreement is included in the amount set forth in this Section 2(a) and the Company has no further obligation thereto.

(b) Cytyc shall continue to pay the employer and employee portion of premiums for COBRA continuation coverage for eighteen (18) months following the Separation Date.

(c) This Agreement shall be subject to and conditioned upon the consummation of the Merger and shall not become effective until the Effective Date (as defined in Section 8 below). In the event that the Merger Agreement is terminated prior to the Effective Time (as defined in the Merger Agreement), then this Agreement shall become null and void ab initio and be of no further force and effect.

3. Release.

(a) In consideration for, among other things, the payments to be made pursuant to Sections 2(a) and 2(b) above, Executive, for himself, his agents, legal representatives, assigns, heirs, distributes, devisees, legatees, administrators, personal representatives and executors (collectively, the “Releasing Parties”), hereby releases and discharges, to the extent permitted by law, Cytyc and its present and past subsidiaries and affiliates, its and their respective successors and assigns, and the present and past shareholders, officers, directors, employees, agents and representatives of each of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, from the beginning of the world to the date Executive signs this Release Agreement, but otherwise including, without limitation, any claims arising out of or relating to Executive’s employment with and termination of employment from Cytyc Corporation, for wrongful discharge, for breach of contract, for discrimination or retaliation under any federal, state or local fair employment practices laws, including, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, for defamation or other torts, for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefit and any claims under any tort or contract (express or implied) theory, and any of the claims, matters and issues which could have been asserted by the Releasing Parties against the Released Parties in any legal, administrative or other proceeding in any jurisdiction. Notwithstanding the above, nothing in this release is intended to release or waive your right to COBRA, unemployment insurance benefits, any accrued pension rights or any other vested retirement benefits, the right to seek enforcement of this Agreement or any rights referenced in Section 4 below.

(b) In consideration of the Release provided by the Executive in Section 3(a) above, Cytyc hereby releases and discharges, to the extent permitted by law, the Executive from any and all claims, demands, actions and liabilities and other claims for relief or remuneration whatsoever, whether known or unknown, from the beginning of the world to the date Executive signs this Release Agreement; provided, however, nothing herein shall eliminate or limit Executive’s personal liability for any acts or omissions that were not in good faith or which involved intentional misconduct or knowing violation of the law.

4. Service as Director. Notwithstanding anything herein to the contrary, the Executive and Hologic acknowledge and agree that the Executive shall continue as a director of Hologic as provided for in the Merger Agreement. The Executive and Hologic agree and acknowledge that the rights and obligations of either party with respect to the Executive’s status as a director of Hologic including, without limitation, his entitlement to compensation as a non-employee Director thereof pursuant to Hologic’s Board of Directors’ Compensation Plan shall not be released or waived.

5. Survival. It is understood and agreed that, with the exception of (i) obligations of Executive under the Noncompetition Agreement, (ii) Section 3 of the Cytyc Change of Control Agreement, (iii) Section 8 of the Retention Agreement, and (iv) any of the Executive’s rights to indemnification as provided in Cytyc’s certificate of incorporation, bylaws or any indemnification agreement between Cytyc and the Executive (it being acknowledged and agreed by the Executive that, as of the date of this Agreement, there are no amounts owing to the Executive pursuant to any such indemnification rights), all which shall remain fully binding and in full effect subsequent to the execution of this Release Agreement, the Release set forth in the preceding Section 3(a) is intended and shall be deemed to be a full and complete release of any and all claims that Executive or Releasing Parties may or might have against Releasees out of any occurrence arising on or before the Execution Date and said Release Agreement is intended to cover and does cover any and all future damages not now known to Executive or which may later develop or be discovered, including all causes of action therefore and arising out of or in connection with any occurrence arising on or before the Execution Date.

6. Exceptions. This Release Agreement does not (i) prohibit or restrict the Executive from communicating, providing relevant information to or otherwise cooperating with the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this Release Agreement or its underlying facts, or (ii) preclude Executive from benefiting from classwide injunctive relief awarded in any fair employment practices case brought by any governmental agency, provided such relief does not result in Executive’s receipt of any monetary benefit or substantial equivalent thereof.

7. ADEA Release. By signing and returning this Release Agreement, Executive acknowledges that Executive:

(a) has carefully read and fully understands the terms of this Release Agreement;

(b) is entering into this Release Agreement voluntarily and knowing that Executive is releasing claims that Executive has or believes Executive may have against the Releasees; and

(c) has obtained advice of counsel with respect to the negotiation and execution of this Release Agreement.

8. ADEA Revocation. Executive acknowledges that he has been given the opportunity to consider this Release Agreement for forty-five days before signing it. For a period of seven (7) days from the date Executive signs this Release Agreement, Executive has the right to revoke this Release Agreement by written notice to the undersigned. This Release Agreement shall not become effective or enforceable until the expiration of the revocation period. This Release Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

9. Public Statement. Executive hereby agrees that he will refrain from making any derogatory or false statements with respect to Cytyc or Hologic or any of their officers, directors, Executives, advisors, customers, shareholders or other related or affiliated parties or any other Releasees. Cytyc or Hologic hereby agree that their officers, directors, shareholders or other related or affiliated parties shall refrain from making any derogatory or false statements with respect to Executive. Cytyc or Hologic will also direct their employees and advisors to refrain from making derogatory or false statements with respect to Executive.

10. Confidentiality. By employment with Cytyc, Executive has had, or will have, contact with and gain knowledge of certain confidential and proprietary information and trade secrets, including without limitation, analyses of Cytyc’s prospects and opportunities; programs (including advertising); direct mail and telephone lists, customer lists and potential customer lists; Cytyc’s plans for present and future developments; marketing information including strategies, tactics, methods, customer’s market research data; financial information, including reports, records, costs, and performance data, debt arrangements, holdings, income statements, annual and/or quarterly statements and accounting records and/or tax returns; operational information, including operating procedures, products, methods, service techniques, “know-how”, tooling, plans, concepts, designs, specifications, trade secrets, processes, methods and suppliers; technical information, including computer software programs; research and development projects; product formulae, processes, inventions, designs, or discoveries, which information Cytyc treats as confidential. Executive agrees that Executive will not communicate or disclose to any third party or use for Executive’s own account, without the written consent of Cytyc, any of the aforementioned information or material, except as required by law, unless and until such information or material becomes generally available to the public through sources other than Executive.

Executive will deliver to Cytyc all property, documents, or materials in his possession or custody, of any nature belonging to Cytyc whether in original form or copies of any kind, including any trade secrets and proprietary information upon the Separation Date.

11. Assignment. Executive hereby represents and warrants to Cytyc that Executive has not assigned any claim that Executive may or might have against Cytyc, from which Cytyc would otherwise be released pursuant to this Release Agreement, to any third party.

12. Governing Law. This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of laws principles.

13. Voluntary Assent. The Executive confirms that no other promises or agreements of any kind have been made by any person to cause him to sign this Release Agreement except as otherwise as noted herein, and that he fully understands the meaning and intent of this Release Agreement. Executive agrees that this is the entire agreement and understanding between Cytyc and him or herself.

14. Severability. The provisions of this Release Agreement are severable. If any provision of this Release Agreement is declared invalid or unenforceable, any court of competent jurisdiction reviewing such provision shall enforce the provision to the maximum extent permissible under applicable law. Any ruling will not affect the validity and enforceability of any other provision of the Release Agreement.

15. Notices. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile or electronic transmission) addressed as provided below and shall be (i) delivered by hand, (ii) transmitted by facsimile or electronic mail with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to Cytyc send c/o Hologic, Inc. at:

Hologic, Inc.

35 Crosby Drive

Bedford, Massachusetts 07130

Attention: David Brady, Senior Vice President

Facsimile No: (781) 280-0674

Email Address: dbrady@hologic.com

with a copy to:

James L. Hauser, Esq.

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

E-Mail Address: jhauser@brownrudnick.com

If to the Executive, to:

Daniel J. Levangie

120 Commonwealth Avenue, Apt. 4

Boston, Massachusetts 02116

E-Mail Address:

with a copy to:

Steven D. Weatherhead

Bello Black & Welsh LLP

One Exeter Place

699 Boylston Street, 10th Floor

Boston, MA 02116

and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 15 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

16. Entire Agreement. This Release Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including without limitation, the Hologic Change in Control Agreement, Cytyc Change in Control Agreement and Retention Agreement, provided, however, that the Noncompetition Agreement; Section 3 of the Cytyc Change of Control Agreement; and Section 8 of the Retention Agreement shall remain in full force and effect.

17. Remedies. Any breach or threatened breach by the Executive of the provisions of this Release Agreement could result in irreparable and continuing damage to Cytyc for which there is no adequate remedy at law. In such event, Cytyc shall be entitled to seek injunctive relief and/or specific performance, and such other relief that may be proper (including monetary damages, if proper). Any breach or threatened breach by Cytyc of the provisions of this Release Agreement could result in irreparable and continuing damage to the Executive for which there is no adequate remedy at law. In such event, the Executive shall be entitled to seek injunctive relief and/or specific performance, and such other relief that may be proper (including monetary damages, if proper).

IN WITNESS WHEREOF, Cytyc and Executive have executed and delivered this Release Agreement as of the date first written above.

/s/ Daniel J. Levangie
Daniel J. Levangie

CYTYC CORPORATION

By:	/s/ Glenn P. Muir Glenn P. Muir

Exhibit A

Letter of Resignation

[DATE]

[ADDRESS]

Re: Cytyc Corporation and all direct and indirect subsidiaries

Dear [DISCUSS]:

In connection with the execution and delivery of the Agreement and Plan of Merger by and among Hologic, Inc., Nor’easter Corp., and Cytyc Corporation, dated as of May 20, 2007 (the “Merger Agreement”), I hereby resign as an employee and from all officer positions that I hold, if any, in Cytyc Corporation and all of its direct and indirect subsidiaries, effective immediately prior to the Effective Time (as defined in the Merger Agreement). I hereby acknowledge that I have never been employed by Hologic, Inc.

Sincerely,

Daniel J. Levangie